Exhibit 99.1

NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

OMAHA, NE – April 9, 2008 – Green Plains Renewable Energy, Inc. (NASDAQ and AMEX: GPRE) today announced its financial results for the first quarter of fiscal year 2008.  Green Plains reported net income of $9.9 million, or $1.37 per share, for the quarter ending February 29, 2008.  Additional financial and operating information is contained in Green Plains’ Form 10-Q filed with the Securities and Exchange Commission today.

“This is an important turning point for Green Plains,” said Wayne B. Hoovestol, Chief Executive Officer.  “These financial results represent the Company’s first quarterly profit since ethanol production started last August.  We are pleased to report healthy profits, despite tight margins and challenging markets.  We believe that these results validate our strategies for achieving efficiency and low-cost production.”

Green Plains’ results improved significantly over the fourth quarter of fiscal 2007, its first quarter of ethanol production, when the Company reported a net loss.  Pre-tax earnings for the current quarter of $12.0 million include net gains of $6.7 million from commodity derivatives.  First quarter after-tax net income also benefitted from the elimination of a previously-established valuation allowance for net deferred income tax assets of $2.8 million.

“Although we are still absorbing significant start-up and construction costs related to the Superior ethanol plant,” continued Hoovestol, “operations are have normalized at the Shenandoah facility.  We are realizing a return on our investment and demonstrating the validity of our strategies.  With construction of the Superior plant nearly finished and the addition of Great Lakes Cooperative, we look forward to significantly increased operating revenues in the coming quarters of fiscal 2008.”

Recent Business Highlights

Green Plains’ significant recent accomplishments include:

•

On April 3, 2008, the merger with Great Lakes Cooperative was closed.  Green Plains created a wholly-owned subsidiary, Green Plains Grain Company LLC, to operate Great Lakes’ grain merchandising, agronomy, seed, fertilizer, feed and fuel businesses.  Green Plains now owns grain storage capacity of approximately 19 million bushels.

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Green Plains’ ethanol plant in Shenandoah produced 13.6 million gallons of ethanol, operating at nearly 109% of name-plate capacity for the first quarter of fiscal 2008.  Higher production volumes and stronger ethanol prices resulted in a 54% increase in ethanol revenues as compared to the fourth quarter of fiscal 2007.

•

Construction of the Superior ethanol plant is nearing completion.  All material construction and operating permits related to the Superior plant have been received.  At name-plate capacity, the plant is expected to produce approximately 50 million gallons of ethanol per year, effectively doubling Green Plains’ ethanol production output.

“This is an exciting time for Green Plains,” stated Hoovestol.  “We have now assembled a quality team of employees, including our recent additions from Great Lakes.  The Company is maturing into a structured, more focused enterprise. Green Plains’ strategy of becoming a vertically-integrated, low-cost producer is progressing rapidly.”

First Quarter 2008 Financial Results

The following selected financial data have been derived from our consolidated financial statements showing comparative amounts for the first quarter of fiscal 2008 and the fourth quarter of fiscal 2007 (in thousands, except per share and average price/cost amounts):

	Three Months Ended February 29, 2008	Three Months Ended November 30, 2007
Statement of Operations Data:
Revenues:
Ethanol	$27,988	$18,089
Distillers grains	5,324	4,262
Grain merchandising and storage	4,532	1,842

Total revenues	37,844	24,193
Cost of goods sold	22,101	23,022

Gross profit	15,743	1,171
Operating expenses	2,924	2,792

Operating income (loss)	12,819	(1,621)
Other income (expense)	(819)	(225)

Income before income taxes (loss)	12,000	(1,846)
Income tax provision	2,067	-

Net income (loss)	$9,933	$(1,846)

Basic earnings (loss) per share	$1.37	$(0.29)
Diluted earnings (loss) per share	$1.37	$(0.29)

Operating and Other Data:
Ethanol sold (gallons)	13,835	11,046
Average net price of ethanol sold ($ per gallon)	$2.02	$1.64
Average corn cost ($ per bushel)	$2.49	$3.56
Average net price for distillers grains ($ per equivalent dried ton)	$122	$122

Green Plains’ total revenues for the quarter were $37.8 million.  This represents a significant increase over last quarter’s total revenues of $24.2 million. Revenues from ethanol production and grain merchandising and storage increased as a result of higher production volumes and stronger ethanol prices. During the first quarter, Green Plains sold 13.8 million gallons of ethanol, with the Shenandoah ethanol plant operating at nearly 109% of name-plate capacity.

Cost of goods sold were $22.1 million, of which approximately 55% was corn consumed in ethanol production.  Green Plains’ average cost of corn, net of hedging gains, was $2.49 per bushel.  This average cost of corn reflects realized and unrealized gains on derivative contracts of $1.13 and $0.35 per bushel, respectively.  Excluding gains on derivative contracts, our average cost of corn during the first quarter was $3.97 per bushel.  Significant quantities of corn consumed during the first quarter were purchased under fixed-priced future delivery contracts in prior quarters when prices were lower.  During the first quarter, the average near-month corn price on the Chicago Board of Trade (“CBOT”) was $4.75 per bushel.

As of February 29, 2008, approximately 61% Green Plains’ estimated 35.3 million bushels of corn usage for the next 12 months was subject to fixed-price contracts, at a weighted average price of approximately $4.42 per bushel.  This includes fixed-price future-delivery contracts for approximately 16.1 million bushels, valued at $65.0 million.  These fixed-price contracts include approximately 9.5 million bushels that were contracted with the Great Lakes Cooperative.

“Green Plains’ first quarter financial results demonstrate the success of our commodity risk management strategies,” said Jerry L. Peters, Chief Financial Officer.  “Green Plains utilizes commodity derivatives, such as futures and options, to manage corn price risk.  The result was a favorable average corn price compared to the average CBOT market price.”

“Access to affordable corn is fundamental to our business model,” continued Peters.  “In addition to using commodity derivatives, Green Plains has been diligent in procuring corn well in advance of production requirements.  We expect that our vertical integration strategy will further minimize commodity price and supply risks.”

At the close of the first quarter, Green Plains had approximately $12.1 million in cash and equivalents.  An additional $24.6 was available under committed loan agreements.  Green Plains reports total assets of approximately $195.4 million and total liabilities of approximately $93.3 million at the end of the first quarter of fiscal 2008.

“While we are very pleased with the first quarter results, we remain focused on building long-term shareholder value,” said Hoovestol.  “As our strategy unfolds, Green Plains looks forward to new opportunities to innovate, integrate and consolidate the ethanol value chain.”

About Green Plains Renewable Energy, Inc.

Ethanol is a high-octane fuel that is blended with gasoline to provide superior engine performance as well as help to reduce harmful tailpipe and greenhouse gas emissions that contribute to global warming.  Ethanol has also become a prime source of value-added income for American farmers.

Green Plains, based in Omaha, Nebraska, has the strategy of becoming a vertically-integrated, low-cost ethanol producer.  Green Plains operates a 50 million gallon corn ethanol plant in Shenandoah, Iowa.  A second 50 million gallon corn ethanol plant is under construction in Superior, Iowa.  The Superior plant is scheduled to begin production later this spring.  Green Plains has grain storage capacity of approximately 19 million bushels and provides complementary agronomy, seed, feed, fertilizer and petroleum services at various sites in the Corn Belt.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.  Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains' SEC filings.  There are also significant risks affecting the business of Great Lakes and associated with successfully integrating the merger.  Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC.  Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:	Investor Contact:
Scott B. Poor, Corporate Counsel / Director of Investor Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217
www.gpreinc.com

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